================================================================================



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                    FORM 8-K

                            ------------------------

                                 CURRENT REPORT

                            ------------------------

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

       DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) FEBRUARY 10, 1998

                            ------------------------

                        OCCIDENTAL PETROLEUM CORPORATION
             (Exact name of registrant as specified in its charter)

                            ------------------------

           DELAWARE                         1-9210                        95-4035997
 (State or other jurisdiction             (Commission                  (I.R.S. Employer
       of incorporation)                 File Number)                 Identification No.)


                  10889 WILSHIRE BOULEVARD
                  LOS ANGELES, CALIFORNIA                             90024
          (Address of principal executive offices)                  (Zip code)


              Registrant's telephone number, including area code:
                                 (310) 208-8800



================================================================================

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS

     Completion of Elk Hills Naval Petroleum Reserve Acquisition. This report supplements the prior Report of Occidental Petroleum Corporation ("Occidental") on Form 8-K dated January 31, 1998 (Date of earliest event reported), and filed with the Securities and Exchange Commission on February 10, 1998, pursuant to which report Occidental has covenanted to file additional financial information within 75 days from the consummation of the transaction. As previously reported, on February 5, 1998, Occidental acquired the U.S. government's approximate 78 percent interest (the "Elk Hills Interest") in the Elk Hills Naval Petroleum Reserve oil and gas fields (the "Elk Hills Field") for approximately $3.5 billion, as the successful bidder in a competitive auction of the assets. Upon completion of the acquisition, Occidental became the operator of the Elk Hills Field. Chevron remains the other unit interest holder.

     The acquisition of the Elk Hills Interest was funded using a portion of the proceeds from the divestiture of Occidental's wholly-owned subsidiary, MidCon Corp. ("MidCon"), as described below, together with the proceeds of commercial paper borrowings. The commercial paper will eventually be repaid from the proceeds of sales of other nonstrategic assets or the issuance of other securities.

     The Elk Hills Field is about 35 miles west of Bakersfield, California, and covers approximately 74 square miles. Occidental expects to book initial proved reserves of approximately 300 million barrels of oil and 665 billion cubic feet of natural gas from the Elk Hills Interest. Through the application of improved drilling and field management techniques to develop fully Occidental's share of the Elk Hills Field, reserves net to Occidental are expected ultimately to exceed such numbers. Gross crude oil production averaged approximately 54,500 barrels of oil per day in January 1998, with corresponding gas sales averaging 144 million cubic feet ("MMcf") of gas per day after reinjection of 197 MMcf of gas to maintain reservoir pressure. Corresponding natural gas liquids production amounted to about 11,000 barrels per day. Gross crude oil production is forecast, based on estimates prepared by Occidental's engineers, to rise to 65,000 barrels of oil per day in 1998 and may rise to more than 100,000 barrels per day in the year 2000, while gross natural gas sales are expected to reach 380 MMcf per day in 1999. There can be no assurance, however, that Occidental will actually achieve such production or sales levels.

     Management does not believe that the historical operating results for the Elk Hills Interest for the year ended September 30, 1997, and the pro forma results reflected in the pro forma financial information included in Item 7 in this report, are indicative of the expected future results, based on anticipated future production enhancements in the Elk Hills Field, and the cost savings management expects to realize from the elimination of redundant administrative functions related to the acquisition of the Elk Hills Interest and the sale of nonstrategic assets not reflected in the pro forma information.

ITEM 5. OTHER EVENTS

RECENT DEVELOPMENTS

     Although the principal purpose of this report is to complete Occidental's filing obligations with respect to the acquisition of the Elk Hills Interest, in connection with the preparation of the pro forma financial statements reflecting such acquisition, Occidental has also provided disclosure of the proposed contribution of the Petrochemicals Business, as defined below under the caption "Recent Developments -- Investment in Equistar Partnership," and certain other recent transactions that closed in the first quarter, which may materially impact Occidental's financial statements. Accordingly, set forth below is disclosure regarding significant recent developments which will facilitate the understanding of the presentation in the pro forma financial statements.

  Sale of MidCon

     Prior to the purchase of the Elk Hills Interest, Occidental sold all of the common stock of MidCon, through which it engaged in interstate and intrastate natural gas transmission and marketing. The sale of MidCon to KN Energy, Inc. closed effective January 31, 1998, for net proceeds to Occidental of approximately $3.1 billion after certain expenses. As a result of this transaction, Occidental classified MidCon and its subsidiaries as a discontinued operation and recorded in the fourth quarter of 1997 an estimated after-tax charge against earnings of approximately $750 million. The closing of the sale of MidCon is included in the pro forma statement of financial position set forth below in Item 7 of this report. Also included in the pro forma statement of financial position is the effect on stockholders' equity of an after-tax benefit of $38 million, reflecting the closing of the sale of MidCon.

  Asset Sales and Redeployment Program

     Occidental has undertaken the asset sales described below as part of a larger $4.7 billion asset redeployment program. These asset sales are part of Occidental's program to sell certain nonstrategic assets in order to: (i) improve average return on assets, (ii) repay debt incurred in connection with the acquisition of the Elk Hills Interest, and (iii) fund Occidental's stock repurchase program described below in this report. As a result of these nonstrategic asset sales and the acquisition of the Elk Hills Interest, it is expected that the oil and gas production of Occidental in the United States will increase significantly. Estimated average 1997 production attributable to the nonstrategic assets to be sold and described below was approximately 46,000 barrels of oil per day and 144 MMcf of gas per day.

     In February 1998, Occidental sold its entire interest in an oil field development project in Venezuela to Union Texas Petroleum for approximately $205 million in cash plus contingent payments of up to $90 million over six years (not to exceed $15 million in any one year) based on future oil prices. In March 1998, Occidental sold certain Oklahoma oil and gas properties to Anadarko Petroleum Corporation for approximately $120 million. Occidental expects to record pretax gains on the two dispositions of approximately $100 million. The pro forma information set forth below in Item 7 reflects the effects of these two transactions, which closed in the first quarter of 1998. Occidental has also announced additional transactions described in the following paragraph that have not been included in the pro forma information in Item 7 that are expected to close in the second quarter of 1998. Occidental expects to record a net gain on these transactions.

     Occidental has agreed to sell its natural gas properties in Oklahoma and Kansas outside of the Hugoton field to ONEOK Resources Company for approximately $135 million. In March 1998, Occidental agreed to sell the stock of its MC Panhandle subsidiary, which owns certain natural gas interests in the West Panhandle field in Texas, to Chesapeake Energy Corporation for approximately $105 million. On April 15, 1998, Occidental completed the sale of certain onshore properties in Louisiana and Mississippi to Petro-Hunt L.L.C. for approximately $194 million. In March 1998, Occidental completed sales of interests in the Austin Chalk area of Louisiana and in the Rocky Mountain region to various buyers for an aggregate of approximately $62 million. Other smaller packages of assets have been scheduled for disposition, and many of such sales are pending or closed, for a total of 12 domestic oil and gas transactions.

  Investment in Equistar Partnership

     On March 19, 1998, Occidental, Lyondell Petrochemical Company ("Lyondell") and Millennium Chemicals Inc. ("Millennium") entered into a definitive master transaction agreement ("MTA") to effect the proposed contribution of Occidental's ethylene, propylene, ethylene oxide ("EO") and ethylene glycol ("EG") derivatives businesses (collectively, the "Petrochemicals Business") to a joint venture limited partnership called Equistar Chemicals, LP ("Equistar"), in return for a 29.5 percent interest in such partnership, receipt of $420 million in cash and the assumption of $205 million of Occidental debt and other liabilities by Equistar. Occidental does not expect to record a material gain or loss on this transaction. Through their respective subsidiaries, Lyondell and Millennium presently own Equistar. The Petrochemicals Business includes the following:

          (i) Olefins plants at Corpus Christi and Chocolate Bayou, Texas, and Lake Charles, Louisiana, producing 3.65 billion pounds per year of ethylene;

          (ii) EO and EG derivatives plant located at Bayport, Texas, together with Occidental's 50 percent ownership of PD Glycol, a limited partnership which operates EO/EG plants at Beaumont, Texas (PD Glycol is a 50/50 joint venture with Du Pont); and

          (iii) A distribution system consisting of more than 950 miles of ethylene/propylene pipelines in the U.S. Gulf Coast and two storage wells in South Texas.

     Following the closing of the transactions contemplated by the MTA, which is expected to occur by mid-1998, Equistar will be owned 41 percent by Lyondell, and Millennium and Occidental will each have a 29.5 percent share. Prior to closing the parties must execute and deliver an Amended and Restated Partnership Agreement, a Parent Agreement and an Asset Contribution Agreement (the "Definitive Agreements") and certain other agreements. At closing, Equistar will borrow approximately $500 million of additional debt in order to distribute cash of $420 million to Occidental and $75 million to Millennium. The transaction also includes a long-term agreement for Equistar to supply the ethylene requirements (up to 2.55 billion pounds per annum) for Occidental's chlorovinyls business.

     The investment in Equistar is subject to satisfaction of certain conditions precedent, including: (i) expiration or early termination of all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976;
(ii) approval by Occidental's Board of Directors; (iii) execution of the Definitive Agreements and other agreements; and (iv) the implementation by Equistar of a larger credit facility. However, there can be no assurance that such transaction will be consummated, or that, if consummated, the terms thereof will not materially differ from the description set forth herein. The proposed contribution of the Petrochemicals Business is included in the pro forma information set forth below in Item 7 of this report; however, such pro forma information does not reflect Occidental's equity share of Equistar's income.

  Preferred Stock Conversion

     In February 1998, Occidental called for redemption all 15,106,444 outstanding shares of its $3.875 voting and nonvoting Cumulative Convertible Preferred Stock (the "Preferred Shares") on March 6, 1998, and March 13, 1998, respectively. All the Preferred Shares were converted into approximately 33 million shares of common stock prior to the respective redemption dates. Since dividends on the Preferred Shares were approximately $58 million per annum, the conversion results in annual dividend savings to Occidental of approximately $25 million, assuming annual dividends of $1 per share on Occidental's common stock. The effect of such conversion is reflected in the earnings per share computation included in the pro forma results of operations set forth below in Item 7 of this report.

  Common Stock Repurchase Program

     In October 1997, Occidental began a program to repurchase up to 40 million shares of its common stock for approximately $1 billion. The repurchases are made in the open market or in privately negotiated transactions at the discretion of Occidental's management, depending upon financial and market conditions or as otherwise provided by the Securities and Exchange Commission and New York Stock Exchange rules and regulations. Since the commencement of the program in October 1997, approximately 20 million shares have been repurchased, of which 16 million have been repurchased in 1998, taking into account purchases settled through April 16. The current program is expected to be completed in 1998. The effects of the common stock repurchase program have not been reflected in the pro forma financial statements included under Item 7 of this report since the effect on income and earnings per share would not be significant.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

     (a) Financial statements of business acquired.

          1. U.S. Department of Energy Naval Petroleum Reserve No. 1 Audited Financial Statements for each of the fiscal years ending September 30, 1997, and September 30, 1996, together with the report of KPMG Peat Marwick LLP thereon (the "Elk Hills Financial Statements") (attached as Exhibit
     99.1 hereto).

     (b) Pro forma financial information.

     Although the principal purpose of this report is to complete Occidental's filing obligations with respect to the acquisition of the Elk Hills Interest, in connection with the preparation of the pro forma financial statements reflecting such acquisition, Occidental has also provided disclosure of other recent developments which may materially impact Occidental's financial statements. However, Occidental has not reflected in such pro forma financial information those recent transactions that are not expected to have a material impact on Occidental's financial statements. The following unaudited pro forma financial information has been prepared in accordance with the rules and regulations of the Securities and Exchange Commission and gives effect to: (i) the closing of the sale of Occidental's natural gas transmission and marketing business, MidCon, to KN Energy, Inc. in January 1998; (ii) the purchase of the Elk Hills Interest in February 1998; (iii) the sale of several nonstrategic assets in the first quarter of 1998 for aggregate gross proceeds of $325 million; (iv) the proposed contribution of Occidental's Petrochemicals Business, which is anticipated to be consummated in mid-1998 (other than earnings from the investment in Equistar) and (v) the conversion of the Preferred Shares. All of these transactions have been reflected as if they had occurred for financial position purposes on December 31, 1997, and for results of operations purposes on January 1, 1997. Occidental's historical and pro forma results of operations include pretax charges for special items of $478 million. The unaudited pro forma financial information reflects the preliminary purchase price allocation, which will be finalized when valuations are completed. The historical financial information for Occidental has been derived from Occidental's audited financial statements for the year ended December 31, 1997, incorporated by reference in Occidental's Annual Report on Form 10-K for the period ended December 31, 1997 (the "Form 10-K"). The historical financial information for Elk Hills has been derived from the Elk Hills Financial Statements included in this report. The unaudited pro forma financial information should be read in conjunction with Occidental's historical financial statements incorporated by reference in the Form 10-K, and the Elk Hills Financial Statements. The pro forma information is not necessarily indicative of the results that would have been obtained had the transactions actually occurred on the dates specified. In addition, such pro forma information does not purport to project Occidental's results of operations or financial position as of any future date or for any future period.

     1. Unaudited Pro Forma Results of Operations of Occidental for the year ended December 31, 1997, reflecting the acquisition of the Elk Hills Interest and certain other recent significant developments described therein.

UNAUDITED PRO FORMA RESULTS OF OPERATIONS

                                              OCCIDENTAL            ELK HILLS
                                              HISTORICAL            HISTORICAL                       OCCIDENTAL
                                          FOR THE YEAR ENDED    FOR THE YEAR ENDED     PRO FORMA        PRO
                                          DECEMBER 31, 1997     SEPTEMBER 30, 1997    ADJUSTMENTS      FORMA
----------------------------------------  ------------------    ------------------    -----------    ----------
                                                          (IN MILLIONS, EXCEPT PER-SHARE DATA)
Revenues................................       $  8,101              $    475          $ (1,821)(1)   $  6,755(2)
Costs and other deductions
  Cost of sales.........................          5,844                   110            (1,479)(3)      4,475
  Selling, general and administrative
    and other operating expenses........          1,295                    41               (51)(4)      1,285
  Interest and debt expense, net........            434                    --                65(5)         499
                                               --------              --------          --------       --------
                                                  7,573                   151            (1,465)         6,259
                                               --------              --------          --------       --------
Income (loss) from continuing operations
  before taxes..........................            528(6)                324              (356)           496(6)
Provision for domestic and foreign
  income and other taxes................            311                    --               (12)(7)        299
                                               --------              --------          --------       --------
Income (loss) from continuing
  operations............................            217                   324              (344)           197
Preferred dividend requirements.........             88                    --               (58)(8)         30
                                               --------              --------          --------       --------
Earnings (loss) from continuing
  operations applicable to common
  stock.................................       $    129              $    324          $   (286)      $    167
                                               ========              ========          ========       ========
Basic earnings (loss) per common share
  from continuing operations............       $    .39                                               $    .46
                                               ========                                               ========
Average shares outstanding (in
  thousands)............................        334,341                                                367,528(8)
                                               ========                                               ========
Diluted earnings (loss) per common share
  from continuing operations............       $    .39                                               $    .46
                                               ========                                               ========
Average shares outstanding (in
  thousands)............................        334,916                                                368,103(8)
========================================       ========                                               ========

(1) Reflects (a) $75 million of interest income on a $1.4 billion note received from KN Energy, Inc. as partial payment for their purchase of MidCon; also eliminates the historical revenues of (b) $1.803 billion from Occidental's Petrochemicals Business, (c) $69 million from an oil field development in Venezuela, and (d) $24 million from certain Oklahoma oil and gas properties.

(2) Does not reflect Occidental's equity share of Equistar's income. Audited information for Equistar's predecessors was not available for 1997 to determine Occidental's equity share of Equistar's income; however, based on unaudited information, Occidental estimates that its equity share of Equistar's income on a pretax basis would have been approximately $184 million.

(3) Reflects (a) $69 million of additional depreciation, depletion and amortization expense to be recognized based on a preliminary purchase price allocation for the purchase of the Elk Hills Interest and $38 million of property tax expense expected to be incurred on the Elk Hills Interest; also eliminates the historical cost of sales of (b) $1.53 billion from Occidental's Petrochemicals Business, (c) $42 million from an oil field development in Venezuela, and (d) $14 million from certain Oklahoma oil and gas properties.

(4) Eliminates the historical selling, general and administration and other operating expenses of (a) $43 million from Occidental's Petrochemicals Business and (b) $8 million from an oil field development in Venezuela.

(5) Reflects the additional interest expected to be incurred on long-term debt based on an estimated weighted average interest rate of approximately 7.45% on all pro forma indebtedness at December 31, 1997.

(6) Includes pretax charges for special items of $478 million.

(7) Reflects a reduction in income tax expense as a result of decreased pro forma pretax income in comparison to Occidental's historical pretax income for the year ended December 31, 1997.

(8) Reflects the effect of the conversion of 15,106,444 outstanding shares of Occidental's Preferred Shares in March 1998 into approximately 33 million shares of common stock. Annual dividends on the Preferred Shares were approximately $58 million.

     2. Unaudited Pro Forma Statement of Financial Position of Occidental as at December 31, 1997, reflecting the acquisition of the Elk Hills Interest and certain other recent significant developments.

UNAUDITED PRO FORMA STATEMENT OF FINANCIAL POSITION

                                             OCCIDENTAL            ELK HILLS                         OCCIDENTAL
                                             HISTORICAL          HISTORICAL(1)        PRO FORMA         PRO
                                          DECEMBER 31, 1997    SEPTEMBER 30, 1997    ADJUSTMENTS       FORMA
----------------------------------------  -----------------    ------------------    -----------     ----------
                                                                      (IN MILLIONS)
ASSETS
Current assets..........................      $  1,916              $      5          $   (186)(2)    $  1,735
Long-term receivables, net..............           153                    --             1,386(3)        1,539
Equity investments......................           921                    --             1,356(4)        2,277
Property, plant and equipment, net......         8,590                   482               988(5)       10,060
Other assets............................           470                    --               (24)(6)         446
Net assets of discontinued operations...         3,232                    --            (3,232)(7)          --
                                              --------              --------          --------        --------
                                              $ 15,282              $    487          $    288        $ 16,057
                                              ========              ========          ========        ========
LIABILITIES AND EQUITY
Current liabilities.....................      $  1,870              $     --          $    125(8)     $  1,995
Long-term debt, net.....................         4,925                    --             1,306(9)        6,231
Deferred and other domestic and foreign
  income taxes..........................         1,028                    --              (165)(10)        863
Other deferred credits and other
  liabilities...........................         3,173                    --              (594)(11)      2,579
Stockholders' equity....................         4,286                   487              (384)(12)      4,389
                                              --------              --------          --------        --------
                                              $ 15,282              $    487          $    288        $ 16,057
========================================      ========              ========          ========        ========

 (1) Reflects only those assets purchased by Occidental. Not included are current assets of $529 million, current liabilities of $59 million, noncurrent liabilities of $75 million, and stockholders' equity of $395 million.

 (2) Reflects (a) a preliminary purchase price allocation to current assets of $3 million for the Elk Hills Interest; also eliminates the historical current assets of (b) $288 million of Occidental's Petrochemicals Business,
     (c) $30 million of an oil field development in Venezuela, and (d) other related reclassifications.

 (3) Reflects the receipt of a note receivable from KN Energy, Inc. in conjunction with Occidental's sale of MidCon.

 (4) Reflects an equity investment to be received as proceeds from the proposed contribution of Occidental's Petrochemicals Business.

 (5) Reflects (a) a preliminary purchase price allocation to net property, plant and equipment of $3.035 billion for the Elk Hills Interest; also eliminates the historical net property, plant and equipment, of (b) $1.83 billion of Occidental's Petrochemicals Business, (c) $172 million of an oil field development in Venezuela, and (d) $45 million of certain Oklahoma oil and gas properties.

 (6) Eliminates historical other assets of Occidental's Petrochemicals Business.

 (7) Eliminates historical net assets of MidCon to reflect the sale thereof.

 (8) Reflects (a) additional liabilities due to the reclassification of $187 million of long-term deferred taxes and $54 million of other deferred credits and other liabilities into current taxes in conjunction with Occidental's closing of the sale of MidCon, (b) $36 million for taxes on gains on the sales of an oil field development in Venezuela and certain Oklahoma oil and gas properties; also eliminates the historical current liabilities of (c) $136 million of Occidental's Petrochemicals Business, and (d) $16 million of an oil field development in Venezuela.

 (9) Reflects the net effect of (a) borrowings primarily for the acquisition of the Elk Hills Interest, reduced by (b) cash proceeds of $1.846 billion from the sale of MidCon, and (c) net cash proceeds of $623 million from the sale of an oil development field in Venezuela, the sale of certain Oklahoma oil and gas properties, and the proposed contribution of Occidental's Petrochemicals Business.

(10) Reflects a reduction in long-term deferred taxes to reclassify them into current taxes in conjunction with Occidental's closing of the sale of MidCon.

(11) Reflects (a) a reclassification of other deferred credits and other liabilities to long-term debt in the amount of $250 million, (b) the reclassification of $54 million of other deferred credits and other liabilities into current taxes, (c) the effect of a $60 million pretax benefit, reflecting the closing of the sale of MidCon, and (d) the elimination of the historical other deferred credits and other liabilities of $230 million of Occidental's Petrochemicals Business.

(12) Reflects (a) an after-tax benefit of $38 million, reflecting the closing of the sale of MidCon, (b) an after-tax gain of $48 million on the sale of certain Oklahoma oil and gas properties, (c) an after-tax gain of $17 million on the sale of an oil field development in Venezuela, and (d) the elimination of the historical equity of $487 million for the Elk Hills Interest.

     (c) Exhibits.

     10.4. Grant of Option Agreement, executed October 5, 1997, between the U.S. Department of Energy (the "DOE") and Occidental, including, as an attachment thereto, the Purchase and Sale Agreement between the DOE and Occidental (filed as Exhibit 10.1 of the Quarterly Report on Form 10-Q of Occidental for the fiscal quarter ended September 30, 1997, File No. 1-9210, and incorporated herein by this reference).

     23.1. Consent of KPMG Peat Marwick LLP.

     99.1. Elk Hills Financial Statements.

                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          OCCIDENTAL PETROLEUM CORPORATION
                                          (Registrant)

DATE: April 20, 1998                      S. P. Dominick, Jr.

                                          --------------------------------------
                                          S. P. Dominick, Jr., Vice President
                                          and Controller
                                          (Chief Accounting and Duly Authorized
                                          Officer)

                               INDEX TO EXHIBITS

    EXHIBIT
     NUMBER                              DESCRIPTION
    -------                              -----------
     23.1        Consent of KPMG Peat Marwick LLP.
     99.1        Elk Hills Financial Statements.